SHARE PURCHASE AGREEMENT


         This Agreement is made as of the 12th day of July, 2004 between Pioneer Funds Distributor, Inc., a Delaware corporation ("PFD"), and Pioneer Ibbotson Growth Allocation Fund (the "Fund"), a series of Pioneer Ibbotson Asset Allocation Series, a Delaware statutory trust (the "Trust").

         WHEREAS, the Fund wishes to sell to PFD, and PFD wishes to purchase from the Fund, $45,000 of shares of beneficial interest of the Fund (4,500 shares at a purchase price of $10.00 per share (collectively, the "Shares")); and

         WHEREAS, PFD is purchasing the Shares for the purpose of providing the initial capitalization of the Fund as required by the Investment Company Act of 1940;

         NOW, THEREFORE, the parties hereto agree as follows:

1. Simultaneously with the execution of this Agreement, PFD is delivering to the Fund a check in the amount of $45,000 in full payment for the Shares.

2. PFD agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

3. PFD further agrees that it may not withdraw the Shares from the Fund for the first two years and at a rate, which at any time during the Fund's next three years of operations, exceeds in the aggregate $1,250 per month.


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         Executed as of the date first set forth above.


                                                 PIONEER FUNDS DISTRIBUTOR, INC.


                                        /s/ Steven M. Graziano__________________
                                                          By: Steven M. Graziano
                                      Its: Director and Executive Vice President


                                      PIONEER IBBOTSON MODERATE ALLOCATION FUND,
                                                                     a series of
                                               Pioneer Ibbotson Asset Allocation
                                                                          Series


                                           /s/ Osbert M. Hood___________________
                                                              By: Osbert M. Hood
                                                   Its: Executive Vice President